Exhibit 99.1

FOR IMMEDIATE RELEASE: Friday, January 2, 2015	FOR FURTHER INFORMATION: James A. Graner 612-623-6635 Media: Bryce Hallowell 612-623-6679 bhallowell@graco.com

Graco Announces Four Acquisitions to Drive Long-Term Growth in the

Company’s Industrial Products Segment

Acquisitions Expand Graco’s Global Footprint and Industries Served

MINNEAPOLIS, MN (January 2, 2015) – Graco Inc. (NYSE:GGG) announced today that it has agreed to acquire the stock of Pennsylvania-based High Pressure Equipment (HiP) company for $160 million. The acquisition of HiP is subject to customary regulatory review and Graco expects to complete the transaction in the first quarter of 2015. In addition, Graco announced that it has agreed to acquire the Utah-based White Knight Fluid Handling business. The Company expects this acquisition to close in early January. Graco also closed on two other acquisitions in December, 2014. The Company acquired the assets of Ontario, Canada-based GeoBlaster Equipment Sales & Services Inc., and Brazil-based Multimaq-Pistolas e Equipamentos Para Pintura Ltda (Multimaq). Aggregate sales and EBITDA of the four businesses in the most recent twelve month period were approximately $50 million and $17 million, respectively.

“The acquisitions we are announcing today support our strategic growth plans to expand into new markets and geographies, while diversifying our portfolio of precision products for critical applications,” said Patrick J. McHale, Graco’s President and CEO.

The combined cash purchase price to acquire the four businesses is approximately $185 million, with additional consideration to the former owners of White Knight Fluid Handling should the business achieve certain growth targets. The acquisition of HiP includes a favorable tax election that is expected to save Graco approximately $1.5 million per year in cash taxes through 2029.

When combined with the acquisition of Alco Valves, which Graco completed early in the fourth quarter of 2014, but before transaction costs and charges related to inventory step-up, these acquisitions are currently expected to provide approximately 13 to 15 cents of accretion to the Company’s earnings per share in 2015.

Headquartered in Erie, PA, HiP designs and manufactures valves, fittings, and other flow control equipment engineered to perform in ultra-high pressure environments, from 10,000 to 150,000 psi. HiP’s products are used on high-value assets in numerous industrial applications, including infrastructure in the Oil & Natural Gas industry and the growing waterjet cutting and cleaning industry, as well as industrial research programs for universities and major corporations. HiP also maintains an engineering and production base in Stoke-on-Trent, Staffordshire U.K.

Headquartered in Kamas, UT, White Knight Fluid Handling manufacturers air-operated double-bellows pumps, air-operated double-diaphragm pumps, and metering pumps. The company’s high purity, metal free pumps are used to deliver, circulate, reclaim, and transport chemical fluids and slurries that are used in the production of semiconductors, solar panels, LED flat panel displays, and various other electronics. White Knight offers an array of highly engineered, rugged, and durable fluid management solutions including pumping solutions used in numerous chemical applications such as dosing, spiking, photoresist, etching, cleaning, and blending.

Based in Dunnville, Ontario, GeoBlaster manufactures wet abrasive blasting equipment for coating removal and surface preparation. The GeoBlaster acquisition augments Graco’s existing protective coating channel.

Headquartered in Porto Alegre, Brazil, Multimaq manufactures and distributes finishing products that serve a variety of industries including metal, wood, and leather. Multimaq is a respected brand in the Brazilian market.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense, and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter@Graco Inc.

Cautionary Statement Regarding Forward-Looking Statements

Graco desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. A forward-looking statement is any statement made in this release that reflects our current thinking on the announced acquisitions. All forecasts and projections are forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. Graco undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: whether and when the transactions will close as expected; whether and when we will realize the expected financial results and accretive effect of the transactions, how customers, competitors, suppliers and employees will react to the transactions, economic changes in the oil & natural gas industry and in global markets, and whether we successfully integrate the newly-acquired businesses. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2013 (and most recent Form 10-Q) for a more comprehensive discussion of other risk factors that relate generally to the our business and financial condition. These reports are available on our website at www.graco.com/ir and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A might prove important to our future results. It is not possible for management to identify each and every factor that may have an impact on our operations in the future as new factors can develop from time to time.

# # #